Exhibit 10.13

THIS THIRD AMENDMENT TO LEASE (“AMENDMENT”)

DATED FOR REFERENCE PURPOSES ONLY AS

MAY 22, 2020 IS MADE AND ENTERED INTO

BY AND BETWEEN HARSCH INVESTMENT PROPERTIES, LLC,

AN OREGON LIMITED LIABILITY COMPANY (“LESSOR”) AND

MICROMIDAS, INC., A DELAWARE C-CORPORATION, DBA ORIGIN MATERIALS (“LESSEE”)

FOR THE PROPERTY LOCATED AT

970 RIVERSIDE PARKWAY, SUITE 40, WEST SACRAMENTO, CA 95605 (“PREMISES”)

RECITALS

This Third Amendment is being executed and delivered with reference to and in reliance upon the following facts:

A.

Lessor and Lessee entered into a lease dated February 28, 2013 (the “Lease”), subsequent First Amendment dated May 20, 2013 (the “First Amendment”) and subsequent Second Amendment dated May 11, 2015 (the “Second Amendment”) for the Premises described therein consisting of approximately ±14,343 leasable square feet and located at 970 Riverside Parkway, Suite 40, West Sacramento, CA 95605 (the “Premises”).

B.	The Lease Term expires on October 31, 2020.

C.	Lessor and Lessee wish to amend the Lease, in the manner and to the extent expressly provided in this Third Amendment on the terms, and subject to the satisfaction of the conditions, contained herein.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants contained in this Third Amendment, and for other valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, all capitalized terms used in this Third Amendment shall have the meanings respectively ascribed thereto in the Lease.

2.

Extended Term. The term of the Lease is hereby extended for an additional sixty (60) months (“Extended Term”) commencing November 1, 2020 (“Extended Term Commencement Date”) and ending on October 31, 2025 (“Extended Term Expiration Date”).

3.	Schedule of Rent. The schedule of rent for the Extended Term shall be based on the following schedule of rents:

Months	Base Monthly Rental
November 1, 2020 — October 31, 2021	$8,800.00, NNN
November 1, 2021 — October 31, 2022	$9,064.00, NNN
November 1, 2022 — October 31, 2023	$9,335.92, NNN
November 1, 2023 — October 31, 2024	$9,616.00, NNN
November 1, 2024 — October 31, 2025	$9,904.48, NNN

Lessee shall continue to be obligated to pay all Monthly Base Rent and other recurring charges from the Effective Date through the Extended Term Commencement Date and nothing in this Third Amendment shall be construed as releasing Lessee from any of its obligations under the Lease for the Premises from the Effective Date through the Extended Term Commencement Date.

4.

Lessor’s Work. Lessor, at Lessor’s sole cost and expense, shall provide a Tenant Improvement Allowance in the amount of $20,000.00 (the “Tenant Improvement Allowance”). The Tenant Improvement Allowance may be used for any and all costs related to the improvement of the Premises or Common Areas as approved by Lessor or as recommended or required by Applicable Requirements. Lessee shall use Lessor’s contractor and shall submit all plans and designs for the improvements to Lessor for approval which shall not be unreasonably withheld. The Tenant Improvement Allowance shall not be used for furniture, equipment, data cabling, or any other item considered to be Lessee’s personal property. On or before June 30, 2021, Lessee must submit to Lessor all receipts, lien releases, proof of payments, and any other necessary paperwork requested by Lessor, along with written notice requesting reimbursement for the Tenant Improvement Allowance. Lessor will reimburse Lessee within thirty (30) days of Lessor’s receipt of such notice and all documentation referenced above for actual expenses incurred, not to exceed the Tenant Improvement Allowance. Lessee shall not commence Tenant Improvements without Lessor’s written consent of the alterations which shall not be unreasonably withheld or delayed. Lessor shall inform Lessee that consent has been granted or denied within ten (10) days of Lessor’s receipt of the plans and designs for the improvements required under this Paragraph 4.

Lessor agrees that any Tenant Improvement Allowance granted under the lease at 930 Riverside Parkway, Suites 10-30 may be used interchangeably by Lessee for the improvement of the Premises at 970 Riverside Parkway, Suite 40.

5.

Certified Access Specialist. Pursuant to Civil Code section 1938, Lessor states that the Premises has not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meets all applicable construction-related accessibility standards under California Civil Code section 55.53. A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or Lessor may not prohibit the Lessee from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the Lessee, if requested by the Lessee. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction-related accessibility standards within the premises.

6.

Energy Consumption. To the extent Lessor is required by any present or future law, ordinance rule, regulation or order of any government authority having jurisdiction over the Premise to disclose or cause the applicable utility and energy providers to disclose the energy consumption data relating to the Premise, including, but not limited to authorizing the applicable utility and energy providers to upload energy consumption data related to the Premises, Lessee shall cooperate with Lessor in disclosing the energy consumption data relating to the Premises, including, but not limited to, authorizing the applicable utility and energy providers to upload energy consumption data related to the Premises.

7.	Rent Remittance Address:

Harsch Investment Properties

Lock Box / Unit 39

PO Box 4900

Portland, OR 97208-4900

8.	Dual Agency. Lessor and Lessee acknowledge that Newmark Knight Frank represents both Lessor and Lessee and Lessor and Lessee consent thereto.

9.

Commission. Lessor shall pay a commission of six percent (6%) of the Base Rent on the extended term to Newmark Knight Frank for services rendered in consummating this transaction. Said commission shall be payable upon Lease Amendment execution. Lessee shall have no responsibility for real estate commissions.

10.	Option To Extend:

Lessor hereby grants to Lessee the option to extend the term of the Lease for one (1) additional, five (5)-year period (an “Option”), commencing when the then-current term expires upon each and all of the following conditions:

A.

In order to exercise the Option, Lessee must give written notice pursuant to the Lease of such election to Lessor and Lessor must receive the same at least one hundred eighty (180) days prior to the date that the option period would commence, time being of the essence. If proper notification of the exercise of the Option is not given, Lessee shall have no further or additional right to extend the term of the Lease.

B.

Except for the provisions of the Lease granting this option to extend the term, all of the terms and conditions of this Lease, except where specifically modified by this option to extend shall apply. This option to extend is personal to the Lessee and its affiliates.

C.

The Base Rent in effect at the expiration of the last month of the Term of this Lease shall be adjusted to reflect the then-current fair market rental for comparable space in the Building or Project and in other similar buildings in the same rental market, taking into account the specific provisions of this Lease which will remain constant, and the Building amenities, location, identity, quality, age, condition, term of lease., tenant improvements. services provided, and other pertinent items (“Adjusted Base Rent”). In no event shall the Adjusted Base Rent be less than the Base Rent in effect at the expiration of the then-current term of the Lease. Lessor shall advise Lessee of the Adjusted Base Rent for the Premises for the renewal term based on Lessor’s reasonable determination of fair market rental value no later than ninety (90) days prior to the end of the then-current term of this Lease. Lessor and Lessee shall negotiate in good faith to agree on the fair market rental value of the Premises for the renewal term. If Lessee and Lessor are unable to agree on a mutually acceptable rental rate for any such increase period within thirty (30) days after notification by Lessor-to Lessee of Lessor’s reasonable determination of the Adjusted Base Rent for the increase period, but in any even no later than the date which is sixty (60) days prior to the expiration of the then-current term, then on or before such date Lessor and Lessee shall each appoint a licensed real estate broker with at least ten (10) years’ experience in leasing industrial space in the area in which the Building is located to act as arbitrators. The two (2) arbitrators so appointed shall determine the fair market rental value for the Premises for the increase period based on the above criteria and each shall submit his or her determination of such fair market rental value to Lessor and Lessee in writing within thirty (30) days after appointment. If the two arbitrator so appointed cannot agree to the fair market rental value for the increase period within such 30-day period, the two arbitrators shall within five (5) days thereafter appoint a third arbitrator who shall be a licensed real estate broker with at least ten (10) years’ experience in leasing industrial space in the area in which the Building is located. The third arbitrator so appointed shall independently determine the fair market rental value for the Premises for the increase period within fifteen (15) days after appointment by selecting from the proposals submitted by each of the first two arbitrators the one that most closely approximates the third arbitrator’s determination of such fair market rental value. The third arbitrator shall have no right to adopt a compromise or middle ground or any modification of either of the proposals submitted by the first two arbitrators. The proposal chosen by the third arbitrator as most closely approximating the third arbitrator’s determination of the fair market rental value for the increase period shall constitute the decision and award of the arbitrators and shall be final and binding on the parties. Each party shall pay the fees and expenses of the arbitrator appointed by such party and one-

half (1/2) of the fees and expenses of the third arbitrator. If either party fails to appoint an arbitrator, or if either of the first two arbitrators fails to submit his or her proposal of the fair market rental value to the other party, in each case within the time periods set forth above, then the decision of the other party’s arbitrator shall be considered final and binding.

D.

Lessee’s right to exercise the option to extend shall be subject to the condition (which condition is solely for Lessor’s benefit and may, in Lessor’s sole discretion, be waived) that at the time of exercise and at all times thereafter, but prior to the commencement of such Option Term, Lessee shall not be in default under this Lease beyond any applicable grace or cure period provided herein.

11.	Additional Conditions on Lessor’s Consent to Assignment and Subletting:

Lessee shall notify Lessor in writing of a proposed sublease or assignment and the basic terms thereof and Lessor shall have fifteen (15) business days from such notice to respond in writing that consent has been given or refused

12.	Permitted Transfers:

Notwithstanding anything to the contrary in this Lease, Lessee may assign its entire interest under the Lease or sublease all or any part of the Premises to an (i) Affiliate (defined below), (ii) a successor to Lessee by merger or (iii) a purchaser of all or substantially all of Tenant’s assets or capital stock (each a “Permitted Transferee”), without the consent of Lessor (a “Permitted Transfer”), provided that all of the following conditions are satisfied in Lessor’s reasonable discretion:

A.	Lessee is not in default (beyond any applicable notice and cure periods) hereunder at the time of the proposed Transfer;

B.	The proposed transferee will not be inconsistent with the character of the Building and its other tenants and the Permitted Use is not altered;

C.	The proposed transferee has a tangible Net Worth equal to or exceeding the tangible Net Worth of Lessee as of the Effective Date of this lease; and

D.

Lessee shall give Lessor written notice at least ten (10) days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information reasonably necessary for Lessor to determine that the requirements of this provision have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Lessee. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Lessee.

13.

No Further Modifications. Except as expressly modified in this Third Amendment, all other terms and conditions of the Lease are hereby acknowledged by Lessor and Lessee and shall remain in full force and effect. The terms of this Third Amendment shall control over any other inconsistent terms of the Lease.

14.

Miscellaneous. Except as modified by this Third Amendment, all other terms and conditions of the Lease shall continue in full force and effect. In the event of a conflict between the terms of the Lease and this Third Amendment, this Third Amendment shall control. All capitalized terms used and not otherwise defined in this Third Amendment shall have the same meanings and definitions as set forth in the Lease. Lessor and Lessee each represent and warrant that this Third Amendment has been duly authorized, executed and delivered by and on its behalf and constitutes such party’s valid and binding agreement in accordance with the terms hereof, and no third party consents are required to make this Third Amendment fully binding. If this Third Amendment is executed in counterparts, each counterpart shall be deemed an original.

Preparation of this document by either party or their agent and its submittal to the other party shall not be deemed to impose any obligation or legal liability from either party to the other. This Third Amendment is not intended to be binding until it is executed and delivered by all parties hereto.

IN WITNESS HEREOF, the parties hereto have executed this Third Amendment as of the dates set forth below effective as of the date first written above.

Agreed and Acknowledged:

Lessor:	HARSCH INVESTMENT PROPERTIES, LLC, AN OREGON LIMITED LIABILITY COMPANY

By:	/s/ John Shorey	Date: 6-26-20
John Shorey

Lessee:	MICROMIDAS, INC., A DELAWARE C-CORPORATION, DBA ORIGIN MATERIALS

By:	/s/ John Bissell	Date: 2020-06-25
John Bissell, Chief Executive Officer